Exhibit 99.1

Mohawk Industries, Inc. Announces Second Quarter Earnings

CALHOUN, Ga., July 30 /PRNewswire-FirstCall/ — Mohawk Industries, Inc. (NYSE: MHK) today announced 2009 second quarter net earnings of $46 million and diluted earnings per share (EPS) of $0.67. Operating income for the second quarter was $75 million. A restructuring charge of $12 million was recorded in the quarter primarily due to the closure of a European laminate facility. Excluding the restructuring charge, operating income was $87 million and EPS was $0.79. In the second quarter of 2008, net earnings and EPS were $89 million and $1.29 per share, respectively. Net sales for the quarter were $1,406 million, a decrease of 24% (22% on a constant exchange rate) from 2008. The company generated cash flow from operations of $228 million. We strengthened our balance sheet, by generating over $200 million in free cash flow, paying $122 million of debt and investing $26 million in capital expenditures. We ended the period with a balance of over $225 million in cash. The results benefited from aggressively driving costs down, improving working capital, tighter control over capital expenditures and an intense focus on customers.

For the first six months of 2009, our net loss was $60 million or a net loss per share of $0.87. Our operating loss for the first six months was $71 million. Excluding the year to date charges for carpet tile, FIFO inventory flow through and restructuring, our operating income was $129 million. In the first six months of 2008, net earnings and EPS were $154 million and $2.25 per share, respectively. Net sales for the first six months of 2009 were $2,614 million representing a 27% decrease from 2008. Sales declined 22% based on a constant exchange rate excluding the first quarter carpet tile charges. The sales decreases for both the quarter and the year to date in the U.S. and Europe are attributable to continuing low home sales, soft business investment and weak consumer discretionary spending.

In commenting on the second quarter results, Jeffery S. Lorberbaum, Chairman and CEO stated, “Our second quarter earnings surpassed our expectations. Our results improved from the first quarter as we benefited from increased sales, lower costs and higher utilization rates. We are transitioning to a leaner, lower cost structure to emerge in a stronger position when the economy recovers.”

The Mohawk segment sales were down 21% with the residential decline beginning to stabilize but commercial is expected to continue its contraction. There remains pressure in the commodity categories and product mix has been declining as customers trade down to reduce project costs. After peaking, raw material costs improved and benefited our second quarter results. During the quarter, improved seasonal sales, higher plant utilization and lower costs helped offset the deleveraging of our fixed overhead costs. We continue to cut administrative, manufacturing and logistics costs focusing on productivity, service and quality enhancements.

Dal-Tile sales were down 22% or 21% using a constant exchange rate. Dal-Tile has been impacted greater by the present contraction of the commercial business. Our Mexican business is growing by broadening our product offering and expanding our distribution. Dal-Tile sales and logistics infrastructures differentiate our products and services, however, lower business levels have deleveraged the fixed costs. The Dal-Tile cost structure has been reduced with many initiatives on productivity, quality and product engineering. Our yields have improved, raw material costs decreased, direct labor reduced and controllable unit costs are down.

Unilin sales declined 32% as reported or 24% on a constant exchange rate basis. Even with revenues down substantially, the operating margin was over 15% excluding restructuring costs. Our laminate sales have declined with residential remodeling and home sales. Royalties were impacted by declining industry sales and new licenses. In the second quarter we expensed the closing costs for a European flooring plant to reduce capacity and costs. We are expanding our customer base with our warehouse in Russia in preparation for local manufacturing. Board demand is down in Europe creating excess capacity and compressing prices in the market. The roofing structure sales are softening and selling prices have remained stable. We are reducing our costs by cutting infrastructure, SG&A and headcount while improving productivity. In addition, working capital, maintenance costs and capital expenditures have been reduced. New investments are being made in technology, products and systems to reduce costs and maximize our future.

In the second period, industry conditions were weak and we anticipate the present trends continuing in the third quarter. U.S. residential appears to be stabilizing at a low level with signs of improving home sales which are supported by low mortgage rates. The commercial decline continues and we are adjusting our business to the demand levels. Our carpet raw material costs are expected to increase slightly in the second half. The Unilin results are expected to be lower due to holiday shutdowns, higher period costs and lower royalties. Our third quarter guidance for earnings is $0.54 to $0.63 per share. Excluded from this guidance is an estimated restructuring charge of approximately $25 million, most non-cash, related to infrastructure reductions in manufacturing and distribution. Each of our businesses is managing the balance sheet to maximize our cash position, reducing expenditures and remaining focused on our customers. The investments in our products, systems and organization will make our business stronger and more competitively positioned as the economy improves.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, July 31, 2009 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 19457479. A conference call replay will also be available until August 14, 2009 by dialing 800-642-1687 for US/local calls and 706-645-9291 for International/Local calls and entering Conference ID # 19457479.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$1,406,012	1,840,045	2,614,351	3,578,142
Cost of sales	1,038,624	1,357,153	2,093,274	2,635,411

Gross profit	367,388	482,892	521,077	942,731
Selling, general and administrative expenses	292,710	336,829	592,283	672,350

Operating income (loss)	74,678	146,063	(71,206)	270,381
Interest expense	30,002	32,742	60,186	66,509
Other (income) expense, net	(4,622)	1,650	(2,007)	4,429

Earnings (loss) before income taxes	49,298	111,671	(129,385)	199,443
Income tax expense (benefit)	3,037	22,893	(69,759)	45,275

Net earnings (loss)	$46,261	88,778	(59,626)	154,168

Basic earnings (loss) per share	$0.68	1.30	(0.87)	2.25

Weighted-average common shares outstanding—basic	68,449	68,403	68,441	68,389

Diluted earnings (loss) per share	$0.67	1.29	(0.87)	2.25

Weighted-average common shares outstanding—diluted	68,613	68,617	68,441	68,598

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$228,126	266,871	266,045	186,692

Depreciation and amortization	$77,062	75,052	144,742	148,308

Capital expenditures	$25,830	49,839	52,923	105,810

Consolidated Balance Sheet Data
(Amounts in thousands)			June 27, 2009	June 28, 2008
ASSETS
Current assets:
Cash and cash equivalents			$226,543	64,038
Receivables, net			778,456	982,378
Inventories			936,336	1,250,300
Prepaid expenses			127,866	131,218
Deferred income taxes and other assets			186,572	138,332

Total current assets			2,255,773	2,566,266
Property, plant and equipment, net			1,864,301	2,018,813
Goodwill			1,399,277	2,876,724
Intangible assets, net			812,190	1,190,157
Deferred income taxes and other assets			24,148	307,572

			$6,355,689	8,959,532

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt			$55,335	290,392
Accounts payable and accrued expenses			875,590	965,743

Total current liabilities			930,925	1,256,135
Long-term debt, less current portion			1,804,086	1,896,642
Deferred income taxes and other long-term liabilities			490,355	734,150

Total liabilities			3,225,366	3,886,927

Total equity			3,130,323	5,072,605

			$6,355,689	8,959,532

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales:
Mohawk	$767,790	968,426	1,362,121	1,873,470
Dal-Tile	376,704	481,511	735,182	930,562
Unilin	279,715	411,525	548,181	815,280
Corporate and eliminations	(18,197)	(21,417)	(31,133)	(41,170)

Consolidated net sales	$1,406,012	1,840,045	2,614,351	3,578,142

Operating income (loss):
Mohawk	$20,560	34,593	(158,495)	56,834
Dal-Tile	30,331	58,169	51,460	115,110
Unilin	31,141	60,121	45,693	110,077
Corporate and eliminations	(7,354)	(6,820)	(9,864)	(11,640)

Consolidated operating income (loss)	$74,678	146,063	(71,206)	270,381

Assets:
Mohawk			$1,723,006	2,400,869
Dal-Tile			1,621,409	2,259,255
Unilin			2,646,999	4,109,314
Corporate and eliminations			364,275	190,094

Consolidated assets			$6,355,689	8,959,532

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

(Amounts in thousands)

	Three Months Ended June 27, 2009
	Segment Information				Mohawk Consolidated
	Mohawk	Dal-Tile	Unilin	Corporate
Operating income	$20,560	30,331	31,141	(7,354)	74,678
Add: Restructuring	605	—	11,455	—	12,060

Adjusted operating income	$21,165	30,331	42,596	(7,354)	86,738

					Six Months Ended June 27, 2009
Operating loss					$(71,206)
Add: Restructuring					15,960
Add: Commercial Carpet Tile Reserve					122,492
Add: FIFO Inventory					61,794

Adjusted operating income					$129,040

Reconciliation of Net Earnings to Adjusted Net Earnings
(Amounts in thousands)
					Three Months Ended June 27, 2009
Net earnings					$46,261
Add: Restructuring					12,060
Less: Taxes					(4,402)

Adjusted net earning					$53,919

Reconciliation of Net Sales to Adjusted Net Sales (Amounts in thousands)
	Three Months Ended June 27, 2009
	Segment Information				Mohawk Consolidated
	Mohawk	Dal-Tile	Unilin	Corporate
Net sales	$767,790	376,704	279,715	(18,197)	1,406,012
Add: Exchange rate	—	6,122	31,268	—	37,390

Adjusted net sales	$767,790	382,826	310,983	(18,197)	1,443,402

	Six Months Ended June 27, 2009
	Segment Information				Mohawk Consolidated
	Mohawk	Dal-Tile	Unilin	Corporate
Net sales	$1,362,121	735,182	548,181	(31,133)	2,614,351
Add: Exchange rate	—	12,143	60,924	—	73,067
Add: Commercial Carpet Tile Reserve	110,224	—	—	—	110,224

Adjusted net sales	$1,472,345	747,325	609,105	(31,133)	2,797,642

Reconciliation of Gross Profit to Adjusted Gross Profit (Amounts in thousands)
					Three Months Ended June 27, 2009
Gross profit					$367,388
Add: Restructuring					12,060

Adjusted gross profit					$379,448

Reconciliation of Unilin Segment Operating Income to Unilin Segment EBITDA (Amounts in thousands)
					Three Months Ended June 27, 2009
EBITDA reconciliation
Operating income					$31,141
Add: Restructuring					11,455
Other (expense)/Income					910
Depreciation and amortization					39,441

EBITDA					$82,947

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Amounts in thousands)
	Three Months Ended				Trailing Four Quarters Ended
	September 27, 2008	December 31, 2008	March 29, 2009	June 27, 2009	June 27, 2009
Net cash provided by operating activities	$184,837	198,505	37,919	228,126	649,387
Less: Capital expenditures	(49,512)	(62,502)	(27,093)	(25,830)	(164,937)

Free Cash Flow	$135,325	136,003	10,826	202,296	484,450